EXHIBIT 10.5

Dated as of March 15, 2012

Mr. Michael Feinman
10 Northwood Court
Dix Hills, New York 11746

Dear Mike:

This letter agreement sets forth the terms and conditions pursuant to which Aceto Corporation (the "Company") will engage you to provide consulting services to the Company on an independent contractor basis.

    1.   Services; Duties.  During the Consulting Period (as defined in Section 2 below), the Company hereby engages you on an as needed basis from time-to-time to provide sales services in support of the Crop Protection segment (the "Consulting Services").  The Consulting Services shall be performed at a combination of on-site at the Company’s offices or remotely during the hours of 8:30 a.m. to 5:00 p.m.  During the Consulting Period you will report to Terry Kippley with regard to your consulting schedule, location as to where services are to be performed, and duties.  Your schedule will be set in consultation with Mr. Kippley on the Friday prior to the week during which you will perform the services.  During the Consulting Period, you will: (a) render the Consulting Services ethically and conscientiously and devote your best efforts and abilities to the Company; and (b) observe all policies and directives in place from time-to-time by the Company for independent contractors.  During the Consulting Period (as defined below), you agree that the Consulting Services shall be exclusive to the Company – you may not render similar such services to any person or entity other than the Company.

    2.   Consulting Period.  The period during which you will provide the Consulting Services to the Company (the “Consulting Period”) shall commence as of July 1, 2012 and shall continue until December 31, 2013.

    3.   Termination. Beginning July 1, 2013, either party may terminate this Agreement with thirty (30) days advance written notice.

    4.   Fees.  As fees for all Consulting Services provided by you under this letter agreement during the Consulting Period, the Company will pay you at the rate of $1,150 per day for the period July 1, 2012 to December 31, 2012 (or first seventy-two days of which no more than ten (10) days may be rolled over into the January 1, 2013-June 30, 2013 period), for the period beginning January 1, 2013 through December 31, 2013 the Company will pay you at the rate of $1,100 per day for each day you provide Consulting Services (the “Consulting Fees”).  During the Consulting Period, the Company shall pay you for Consulting Services a minimum of:

●	twelve (12) days per month during the period July 1, 2012 to December 31, 2012,

●	eight (8) days per month during the period January 1, 2013 to June 30, 2013, and

●	four (4) days per month during the period July 1, 2013 to December 31, 2013.

Mike Feinman Consulting Agreement	Dated as of March 15, 2012

All Consulting Fees under this letter agreement shall be payable without deduction for federal income, social security, or state or local income taxes.  In all events, any Consulting Fees payable under this letter agreement shall be payable monthly in arrears, but in no event later than the 15th day of the month following the month that such Consulting Services were provided.  In the event Consultant is asked by Mr. Kippley and/or the Company to work additional days above the minimum days per month (as set forth above), for each such day worked the Consultant will be paid the prevailing daily rate.

    5.   Independent Contractor.  It is expressly agreed that you are acting solely as an independent contractor in performing the Consulting Services.  Neither party to this letter has any authority to bind or commit the other nor will either party’s acts or omissions be deemed the acts of the other.  The Company shall carry no worker's compensation insurance or any health or accident insurance to cover you.  The Company shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or provide any other contributions or benefits which might be expected in an employer-Independent Contractor relationship and you expressly waive any right to such participation or coverage.  By executing this letter, you agree that you shall make such contributions and pay applicable taxes and hereby indemnify and hold harmless the Company in the event of your failure to do so.

    6.   Expenses.  The Consultant will be reimbursed for expenses incurred for services performed for the Company.  This includes telephone charges and travel expenses (air, hotel, car/taxi, meals) in accordance with Aceto’s Travel Policy. The Consultant will need to obtain approval by Terry Kippley for any travel-related expenses prior to purchase. The Consultant must provide receipts for all expenses to the Company before any reimbursement will be issued to the Consultant.  The Company will reimburse approved expenses within 30 days of receipt.

    7.   Confidential Information and Non-Compete.  By executing this letter agreement below, you agree that during the course of your providing services to the Company as an independent contractor and for a period of one-year following the end of this agreement, you shall not, directly or indirectly, use or disclose, in whole or in part, any of the Company's trade secrets, confidential or proprietary information subject to the terms and conditions of the Non-Disclosure Agreement, as annexed in Exhibit A.

    8.   Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersede all agreements and understandings (whether written or oral) between the parties hereto concerning the subject matter hereof.  This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

    9.   Governing Law.  Any and all actions or controversies arising out of this letter agreement or your engagement, including, without limitation, tort claims, shall be construed and enforced in accordance with the laws of the State of New York, without regard to its choice of law rules.

Mike Feinman Consulting Agreement	Dated as of March 15, 2012

Kindly sign your name at the end of this letter agreement to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you.  The letter agreement, countersigned by you, must be returned to the Company on or before March 16, 2012.

Very truly yours,

ACETO CORPORATION

/s/ Charles J. Alaimo
Name: Charles J. Alaimo
Title: Vice President, Human Resources

Agreed and accepted this 16 day
of March, 2012

/s/ Mike Feinman
Mike Feinman

Mike Feinman Consulting Agreement	Dated as of March 15, 2012

Exhibit A: CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This agreement is made by the Independent Contractor and Aceto Corporation and its divisions, subsidiaries and affiliated entities (collectively referred to herein as “Aceto”) having their principal place of business at 4 Tri Harbor Court, Port Washington, NY 11050.

WHEREAS, Aceto desires to employ the Independent Contractor and the Independent Contractor desires to be employed upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Aceto and the Independent Contractor agree as follows:

1.           General. Aceto hereby employs the Independent Contractor and the Independent Contractor agrees to be employed by Aceto upon the terms and conditions set forth herein.

2.           Term of Employment.  The Independent Contractor’s employment with Aceto shall be for a set period as defined in the Independent Contractor Agreement.

3.           Definition.  “Confidential Information” means any information concerning or referring in any way to the business of Aceto disclosed to or acquired by the Independent Contractor through or as a consequence of the Independent Contractor’s employment with Aceto.  For purposes of this Agreement, Confidential Information consists of information proprietary to Aceto which is not generally known to the public and which in the ordinary course of business is maintained by Aceto as confidential.  By way of example and without limitation, Confidential Information consists of computer software, trade secrets, patents, inventions, copyrights, techniques, designs, and other technical information in any way concerning or referring to scientific, technical or mechanical aspects of Aceto’s products, concepts, processes, machines, engineering, research and development.  Confidential Information also includes, without limitation, information in any way concerning or referring to Aceto’s business methods, business plans, forecasts and projections, operations, organizational structure, finances, customers, funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information, suppliers, customers, Independent Contractors or their compensation, data processing, software and all other information designated by Aceto as “confidential”.

Confidential Information does not include information, customers, technical data or know-how which:

(i)	is in the possession of the receiving party at the time of disclosure as shown by the receiving party’s files and records immediately prior to the time of disclosure;

(ii)	prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party;

(iii)	is approved for release by the disclosing party;

(iv)	was rightfully received from third parties; or

(v)	was independently developed by the receiving party.

Mike Feinman Consulting Agreement	Dated as of March 15, 2012

4.   Non-Disclosure of Confidential Information.  The Independent Contractor covenants and agrees with Aceto that he will not at any time, except in the performance of his obligations to Aceto hereunder or with the prior written consent of Aceto, directly or indirectly, disclose any Confidential Information that he has obtained or may obtain by reason of his association with Aceto or any of its divisions, subsidiaries and affiliated entities.  The Independent Contractor agrees not to use the Confidential Information disclosed to him by Aceto for his own use or for any purpose. The Independent Contractor will not disclose the Confidential Information to third parties.  The Independent Contractor agrees that he will take all reasonable steps to protect the secrecy of and avoid disclosure or use of the Confidential Information of Aceto in order to prevent it from falling into the public domain or the possession of unauthorized persons.  The Independent Contractor agrees to notify Aceto in writing of any misuse or misappropriation of such Confidential Information of Aceto which may come to his attention.

5.   Non-Compete. Until the period ending one year after the Independent Contractor ceases to be employed by Aceto (the “Non-Competition Period”), Independent Contractor shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of a substantial portion of Aceto’s business or of the business of any subsidiary of Aceto (collectively, a "Competitor").  Nothing herein shall prohibit Independent Contractor from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.

6.   Non-Solicitation. During the Non-Competition Period (as defined in Section 5 above), Independent Contractor shall not, directly or indirectly: (i) induce or attempt to induce or aid others in inducing anyone working at Aceto to cease working at Aceto, or in any way interfere with the relationship between Aceto and anyone working at Aceto; or (ii) in any way interfere with the relationship between Aceto and any customer, supplier, licensee or other business relation of Aceto.

7.   Injunctive Relief.  Without intending to limit the remedies available to Aceto, the Independent Contractor acknowledges that a breach of any of the covenants contained in sections 4, 5 or above may result in material and irreparable injury to Aceto or its affiliates or subsidiaries for which there is no adequate remedy at law; that it will not be possible to measure damages for such injuries precisely; and that in the event of such a breach or threat thereof, Aceto shall be entitled to obtain a temporary restraining order and/or a preliminary and/or permanent injunction restraining the Independent Contractor from engaging in activities prohibited by sections 4, 5 and/or 6 above or such other relief as may be required specifically to enforce any of the covenants in sections 4, 5 and/or 6.  If for any reason a final decision of any court determines that the restrictions under sections 4, 5 and/or 6 are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted, modified and/or rewritten by such court to include as much of the duration and scope identified in sections 4, 5 and/or 6 as will render such restrictions valid and enforceable.

8.   Severability.  If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable:  (i) the remaining terms and provisions hereof shall be unimpaired; and (ii) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Mike Feinman Consulting Agreement	Dated as of March 15, 2012

9.   Successors.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Independent Contractor and Aceto, their respective heirs, executors, administrators and assigns.  In the event Aceto is merged, consolidated or liquidated by a parent corporation, or otherwise combined into one or more corporations, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the corporation resulting from such merger or to which the assets shall be sold or transferred, which corporation from and after the date of such merger, consolidation, sale or transfer shall be deemed to be Aceto for purposes of this Agreement.  This Agreement shall not be assignable by the Independent Contractor.

10.        Return of Information.  Upon request of Aceto, the Independent Contractor agrees to promptly return all Confidential Information furnished to him/her by Aceto, together with all copies thereof in his/her possession.

11.        Governing Law.  This Agreement will be governed by the laws of the State of New York.

12.        Entire Agreement.  This Agreement sets for the entire agreement and understanding between the parties concerning the subject matter set forth herein and supersedes all prior agreements, memoranda, representations and understandings between them concerning the subject matter set forth herein.  Except as provided in this Agreement, no other relationship shall be created by this Agreement.  This Agreement may only be amended by a written agreement signed by Aceto and the Independent Contractor.